SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM 8-K
                                CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                             December 23, 1999
                     (Date of earliest event reported)


                      Birmingham Steel Corporation
               (Exact Name of Registrant as Specified in its charter)

     Delaware                       1-9820               13-3213634
(State or Jurisdiction       (Commission File No.)      (IRS Employer
 of Incorporation)                                      Identification No.)


        1000 Urban Center Drive, Suite 300, Birmingham, Alabama 35242-2516 (Address of principal executive offices, including zip code)


                           (205) 970-1200
        (Registrant's telephone number, including area code)


                            Not Applicable
     (Former name or former address, if changed since last report)




(Logo)                                                 POST OFFICE BOX 1208
                                                       BIRMINGHAM, AL 35201
                                                       PHONE (205) 970-1200


                                      Contact:    J. Daniel Garrett
                                      Vice President-Finance & Control
                                      (205) 970-1213




BIRMINGHAM, Ala (December 23, 1999) -- Birmingham Steel Corporation (NYSE:BIR) today issued the following letter to stockholders:

Dear Fellow Stockholders:                                    December  23, 1999

As you know, on December 2, 1999, Birmingham Steel Corporation ("the Company") began operating with new management under my direction as Chief Executive Officer and Chairman of the Board of Directors. The Company's Board now includes nine individuals who were proposed by the United Group during the recent proxy contest and three individuals who served on the previous Board.

Since joining Birmingham Steel three weeks ago, I have been busy meeting with various stakeholders in the Company, including employees, lenders, vendors, suppliers and shareholders. I have also called upon Jim Todd, former chairman and chief executive officer of Birmingham Steel, to assist me in reviewing the Company's current financial and operating situation. We now have a more thorough understanding of the issues and challenges facing new management as we endeavor to return Birmingham Steel to profitability. It is also apparent that the real challenge will be to restore the Company to an acceptable and competitive financial condition.

This letter will convey my assessment of the state of the Company based upon the information I have learned in my brief tenure with Birmingham Steel. The primary issues that I believe must be immediately addressed by the new management and Board are:

o The Company's significant debt level - approximately $734 million including off-balance sheet obligations
o The limited operating and financial flexibility allowed pursuant to the Company's loan agreements which were renegotiated in October, 1999
o    The continued cash drain from the SBQ operations
o    The completion of start-up operations at the new Cartersville rolling mill

At the outset, let me state that I believe Birmingham Steel has tremendous potential, good assets and an excellent and highly motivated workforce. I am confident the Company can be turned around and returned to a stable financial condition. However, diligent effort will be required by all of our employees. Furthermore, senior management must regain the trust, confidence and support of the Company's employees, customers, suppliers and lenders. WE BELIEVE WE WILL. Without question, however, we face a daunting task.

DEBT LEVEL
As of today, the Company has approximately $252 million outstanding under a $270 million revolving line of credit (the "Revolver"). We expect borrowings under the Revolver will increase to $260-$265 million by December 31, 1999. In the five months prior to the change in management, usage under the Revolver significantly increased because of (1) funding of continued losses in the SBQ businesses; (2) continued start-up costs at Cartersville; (3) a build-up in inventories; (4) significant proxy contest expenses; (5) loan amendment fees; and (6) higher interest costs as a result of the new financing amendments.

Although availability under the Revolver will increase to $300 million on January 1, 2000, we have determined the Company will not have sufficient funds to support ongoing operations unless substantial steps are taken to immediately reduce the outflow of cash. To begin the cash conservation program, the Board recently announced suspension of the dividend on the Company's common stock. We also recently implemented measures to immediately reduce spending by curtailing production in order to reduce inventories. We are reviewing the financial and operating performance and cash requirements of the SBQ operations to determine if cash can be conserved by temporarily closing some SBQ facilities. We have also initiated a review of the entire organization staffing levels to determine if a reduction in the number of personnel is feasible.

During the past few weeks, we have had informal discussions with representatives from the Company's lenders regarding the need to refine some of the restrictive provisions in the recent loan agreements. For example, a decision to temporarily close certain SBQ facilities would require the cooperation of the lenders. We plan to meet with representatives of each lender group in early January 2000, to discuss modifications which are necessary in order to more effectively manage the Company.

SBQ OPERATIONS
Through the first five months of fiscal 2000, the SBQ division - which includes the Company's operations in Memphis and Cleveland - generated operating losses of $34 million. Because of the accounting treatment applicable to discontinued operations, SBQ operating losses are being offset against balance sheet reserves, which were established in connection with major writedowns, initiated by prior management in the fourth quarter of fiscal 1999.

Prior management had aggressively pursued the sale of the SBQ assets. However, to date, only one conditional offer has been received for the Cleveland rolling mills, and this offer was significantly below the fair market value of the assets. Although some interest was shown for the Memphis and American Iron Reduction direct reduced iron facilities, no offers have been received for either of these operations.

The process conducted for the sale of the SBQ operations was constrained because of several factors, including prior management's mandate that firm bids with no contingencies be submitted prior to December 2. As a result, the ability of potential buyers' to perform due diligence and conduct meaningful dialogue with the Company was limited. The SBQ sales process was also compromised by prior management's assertions during the proxy contest that (1) the demand market accessible by the Cleveland operation was only 1.0 million tons per year; and
(2) an additional $100 million in capital expenditures are required in order to fully utilize the Cleveland rolling mills. Based upon the feedback during the recent efforts to sell SBQ, we do not believe these assets will be sold in the near future for a realistic price.

We have conducted a limited review of the SBQ market and confirmed the total annual demand for the range of products capable of being produced at Cleveland is approximately 8.0 million tons. We believe that qualified billets produced at Memphis or purchased from third party suppliers could support a profitable business at Cleveland and allow the SBQ division to regain its previous position as the premiere high quality supplier of SBQ products in North America. We believe limited capital expenditures in the range of $10-$15 million are all that is necessary to make Memphis viable. The primary obstacle to re-establishing the Company's SBQ business is the cash commitment required to provide working capital support. Unfortunately, the current requirement to conserve cash will limit the Company's ability to increase its opportunities in SBQ in the near term.

Although there are no imminent buyers for the SBQ assets, we have initiated conversations with previously established contacts in the SBQ market to explore possible joint venture opportunities or sale of the Company's SBQ assets. One such possibility is to utilize the Memphis melt shop in conjunction with new projects currently under consideration by other companies.

Management is open to any activity or arrangement that would provide financial flexibility to the Company and improve its economic viability. We would also consider other arrangements, including a sale or merger of the entire Company, if in the best interest of the shareholders.

CARTERSVILLE START-UP
Through the first five months of fiscal 2000, losses at the Cartersville operation were $13 million, including $7 million for losses associated with start-up of the new mid-section mill. The start-up plan is scheduled to be completed by the end of the third quarter of fiscal 2000 (March 31, 2000). However, new electrical controls, which are being installed, will not be completed until February. Until the electrical installation is complete, the mill will be restricted as to the number of products that can be rolled. Although we are optimistic that Cartersville can become cash neutral by March 31, 2000, we are implementing measures to improve productivity, increase sales and reduce cash costs at Cartersville in the near term. We do believe the Cartersville operation represents an excellent long-term opportunity for the Company, and we will give top priority to building a viable business at Cartersville.

CONCLUSION
Although we face challenging times, particularly through the end of fiscal 2000, your management and Board are committed to improving financial performance and enhancing shareholder value. We are confident that, with the dedication and diligence of our employees and the cooperation of our lenders, we will be successful in returning Birmingham Steel to profitability and financial stability. To demonstrate commitment to the turnaround effort, management and the Board have taken the following actions:

o My salary has been  voluntarily  reduced by 15%
o My annual bonus will be paid in common shares  rather than cash
o The annual  retainer paid to members of the Board will be 1,500  shares
o The  directors'  meeting fees for fiscal 2000 have been waived
o The directors' annual option awards will increase to 5,000 common shares per director

Our core operations are performing well and generating significant profits. We are committed to the completion of the Cartersville start-up, and we are optimistic about the long-term prospects for the Cartersville operation. We are willing to take whatever action is appropriate with respect to first reducing and then eliminating the cash drain by the SBQ operations. Your management and Board are focused on improving the balance sheet and securing the financial flexibility necessary to move the Company forward.

We regard the shareholders as the owners of the Company, and we appreciate, and hope to merit, your continued support. We will continue to provide candid updates concerning management's progress in turning the Company around.

Thank you for your assistance and support.

Sincerely,



John D. Correnti
Chairman and Chief Executive Officer

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